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                                                                     Exhibit 5.2


                                 April 18, 2003

Xcel Energy Inc.
800 Nicollet Mall
Suite 3000
Minneapolis, Minnesota  55402-2023

Re: $230,000,000 aggregate principal amount of 7 1/2% Convertible Senior Notes due 2007; Xcel Energy Inc. Form S-1 Registration Statement

Ladies and Gentlemen:

     We are acting as special New York counsel for Xcel Energy Inc., a Minnesota corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the "Registration Statement"), with respect to the registration for sale under the Securities Act of 1933, as amended (the "Act"), of $230,000,000 aggregate principal amount of the Company's 7 1/2% Convertible Senior Notes due 2007 (the "Notes"), the shares of Common Stock of the Company, par value $2.50 per share (the "Common Stock"), issuable upon conversion of the Notes, and rights to purchase Common Stock pursuant to a stockholder protection rights agreement that trades with each share of Common Stock (the "Rights"). The Notes were issued pursuant to an indenture, dated November 21, 2002 (the "Indenture"), by and between the Company and Wells Fargo Minnesota, National Association, as trustee.

     In rendering this opinion, we have examined such records, instruments, and documents, including an examination of originals or copies certified or otherwise identified to our satisfaction, and such matters of law as we have deemed necessary for the purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the aggregate principal amount of Notes being registered for resale are validly issued and outstanding obligations of the Company.

     Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the laws of the State of New York. We express no opinion with respect to the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement filed by the Company to register the resale of the Notes, Common Stock and the Rights under the Act and to the reference of us under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is
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required under Section 7 of the Act or the rules and regulations of the
Securities and Exchange Commission promulgated thereunder.



                                              Respectfully submitted,

                                              /s/ Jones Day